                                                                   EXHIBIT 10.21

                            FIRST AMENDMENT TO LEASE

      THIS FIRST AMENDMENT TO LEASE (this "AMENDMENT") is entered into to be effective as of Nov 5, 2004, by and between GUS ENTERPRISES-XII, L.L.C., a New Jersey limited liability company ("LANDLORD"), and WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation ("TENANT").

                                    RECITALS

      A. Landlord (as successor-in-interest of Allred Phoenix Properties, LLC, a Delaware limited liability company) and Tenant (as successor-in-interest of Bowmar Instrument Corp., an Indiana corporation) are parties to that certain Industrial Real Estate Lease dated as of February 4, 1997 (the "LEASE"), covering approximately 43,129 net rentable square feet of space (the "EXISTING PROPERTY") in the building located at 3601 East University Drive, Phoenix, Arizona. Any capitalized term used but not defined herein shall have the same meaning given to such term in the Lease.

      B. Landlord and Tenant desire to amend the Lease as more particularly set forth below.

                                    AGREEMENT

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

      1. EXPANSION. Landlord leases to Tenant, and Tenant leases from Landlord, approximately 30,600 net rentable square feet of space (the "EXPANSION PROPERTY") as shown on EXHIBIT "A" attached hereto. The depiction attached to the Lease as EXHIBIT "A" is deleted and replaced by EXHIBIT "A" attached to this Amendment, and the term "PROPERTY" as used in the Lease means and includes approximately 73,729 net rentable square feet of space, being the sum of the area of the Existing Property and the Expansion Property. The lease of the Expansion Property is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment. Tenant acknowledges that it has no further expansion rights or options, rights of first refusal or other preferential rights under the Lease.

      2. TENANT'S PRO RATA SHARE. As a result of the addition of the Expansion Property to the Existing Property, Tenant's pro rata share shall be 58.63%.

      3. EXTENSION. The Lease Term is extended through July 31, 2015. The renewal options contained in Article 16 of the Lease are deemed void and of no further force or effect (and the lease renewal tenant improvement allowance contained in Article 17 of the Lease and the Base Rent calculation contained in
Section 30 of the Addendum to the Lease relating to such renewal options are also deemed void and of no further force or effect), and Tenant acknowledges that it has no further extension or renewal rights or options under the Lease, except as provided in SECTION 8 below.

      4. BASE RENT. The Base Rent from and after the date hereof through the expiration of the Lease Term (as extended pursuant to SECTION 4 above) shall be payable as follows:

            Period             Monthly Base Rent Amount
            ------             ------------------------
The date hereof - May 31, 2005         $37,944.63
  June 1, 2005 - May 31, 2007          $65,618.81
  June 1, 2007 - May 31, 2009          $68,862.89
  June 1, 2009 - May 31, 2011          $72,254.42
  June 1, 2011 - May 31, 2013          $75,940.87
  June 1, 2013 - July 31, 2015         $79,627.32

      Payments of Base Rent shall be accompanied by applicable transaction privilege taxes, rental taxes and/or similar taxes or charges. The Base Rent adjustments contained in Section 1.12(a) of the Lease and Section 2 of the Addendum to the Lease are deemed void and of no further force or effect.

      5. LEASEHOLD IMPROVEMENTS. Tenant accepts the Expansion Property and the Existing Property in their respective "as-is" condition. Tenant acknowledges that Landlord has not undertaken to perform any modifications, alterations or improvements to the Expansion Property or the Existing Property or to provide any leasehold improvement allowance therefore, except as provided in the Construction Agreement attached hereto as EXHIBIT "B" (which agreement provides for a construction allowance from Landlord in the amount of $400,000.00).

      6. SECURITY DEPOSIT. The Security Deposit is increased by $32,742.00, which, when combined with the existing Security Deposit of $32,778.00, results in a total Security Deposit of $65,520.00. Tenant shall deposit with Landlord the amount of such increase within 3 business days after the date of this Amendment. Notwithstanding anything contained in the Lease or the Addendum to the Lease to the contrary, Landlord shall not be required to hold the Security Deposit in a separate account or to pay or collect interest on the Security Deposit.

      7. MEZZANINE. Section 32 of the Addendum to the Lease shall apply to the Expansion Property; provided that, with respect to the Expansion Property only, the last sentence of Section 32 of the Addendum to the Lease shall be deemed to be deleted in its entirety and replaced with the following:

            The second level of the Expansion Property (the "Mezzanine") shall remain with the Property upon Lease termination; provided, however, at Landlord's election, Landlord may remove at Lease termination or within ninety (90) days thereafter all or any portion of the Mezzanine that Landlord may designate, and in connection therewith, Tenant shall, subject to the $50,000.00 limitation set forth below, reimburse Landlord for the cost of the removal of up to ninety percent (90%) of the Mezzanine at the rate of $2.00 per square foot of the mezzanine space being removed. Notwithstanding the foregoing, in no event shall Tenant be required to pay in excess of $50,000.00 in connection with such reimbursement of Landlord.

      8. OPTION TO EXTEND.

      (a) Tenant may, at its option, extend the Lease Term for two renewal periods of five years each (each, a "RENEWAL PERIOD") by written notice to Landlord (the "RENEWAL NOTICE") given no later than 120 days prior to the expiration of the Lease Term (or the prior Renewal Period, as applicable), provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Property, and (ii) no uncured event of default exists under the Lease. The Base Rent initially payable during the Renewal Period shall be equal to 105% of the Base Rent in effect under the Lease immediately prior to the commencement of such Renewal Period, effective as of the first month of the Renewal Period. Such Base Rent shall subsequently continue to increase every twenty-four (24) months thereafter by an amount equal to five percent (5%) of the immediately prior Base Rent amount. With respect to the first Renewal Period only, Landlord shall provide a leasehold improvement allowance of $3.00 per net rentable square foot of space within the Premises. Landlord shall not be required to provide any leasehold improvement allowance for the second Renewal Period. Except as provided in this SECTION 8, all terms and conditions of the Lease (as amended by this Amendment) shall continue to apply during the Renewal Period.

      (b) If Tenant timely delivers its Renewal Notice, Tenant and Landlord shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant fails timely (i) to deliver its Renewal Notice or (ii) to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon assignment of the Lease or subletting of all or any part of the Project.

      9. BROKER. Landlord and Tenant represent and warrant each to the other that it has not dealt with any real estate broker or salesman other than CB Richard Ellis, Inc. ("BROKER") in connection with the negotiation or execution of this Amendment and no such broker or salesman has been involved in connection with this Amendment, and each party agrees to indemnify, defend and hold harmless the other party from and against any and all costs, expenses, attorneys' fees and liability for any compensation, commission or charges claimed by any real estate broker or salesman other than Broker due to the acts of such party or such party's representatives.

      10. TIME OF THE ESSENCE. Time is of the essence with respect to Tenant's execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m., local time where the Property is located, on November 5, 2004, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this Amendment shall constitute Landlord's agreement to waive Tenant's failure to meet such deadline.

      11. MISCELLANEOUS. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties' entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall be one instrument.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, this First Amendment to Lease has been executed by the parties to be effective as of the date first set forth above.

                              Landlord:

                              GUS ENTERPRISES-XII, L.L.C., a New Jersey limited liability company

                              By: Cabot Properties, Inc., its Authorized Agent

                                  By: /s/ Janine M. Cobb
                                     -----------------------------------------
                                  Name:  Janine M. Cobb
                                  Title: Senior Vice President

                              Tenant:

                              WHITE ELECTRONIC DESIGNS
                              CORPORATION, an Indiana corporation

                              By: /s/ Roger A. Derse
                                  --------------------------------------------
                              Name:  Roger A. Derse
                              Title: VP/CFO

                                   EXHIBIT "A"

                   (Existing Property and Expansion Property)

                                   EXHIBIT "B"

                             CONSTRUCTION AGREEMENT

      This Construction Agreement ("Agreement") is attached as an Exhibit to a First Amendment to Lease between GUS ENTERPRISES-XII, L.L.C., a New Jersey limited liability company, as Landlord, and WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation, as Tenant. Unless otherwise specified, all terms used herein shall have the same meanings as in the Lease.

1. Approved Construction Documents.

      (a) Construction Documents. Tenant shall submit to Landlord complete, finished and detailed architectural, mechanical, electrical and plumbing drawings and specifications for the Work (as defined below), together with all supporting information and delivery schedules ("Construction Documents"). Such Construction Documents shall be prepared by architects and/or engineers licensed in the State of Arizona and approved by Landlord in writing in advance. Tenant shall use commercially reasonable efforts to cause its architects and/or engineers to design the Work and prepare the Construction Documents in full compliance with applicable law.

      (b) Construction Schedule. Tenant's submission of the Construction Documents shall also include a date flow chart providing a schedule (the "Construction Schedule") of the anticipated dates of completion of the various phases of construction of the Work. The Construction Schedule shall be in such detail as to permit the Landlord to identify the scheduled dates of completion of each material phase of construction of the Work under the Approved Construction Documents (as defined below). The proposed Construction Schedule is part of and shall be included in the definition of Construction Documents. All references in this Agreement to the Construction Schedule shall refer to the Construction Schedule approved by Landlord in accordance with Paragraph 1(c).

      (c) Landlord's Approval. Within 10 calendar days after receipt of Tenant's Construction Documents, Landlord (or its designated architectural and/or engineering firm) shall approve or disapprove such documents in writing. If Landlord disapproves, Landlord shall provide Tenant in writing specific reasons for such disapproval. Tenant shall submit corrected Construction Documents within 10 days of receipt of Landlord's disapproval notice. Landlord shall approve or disapprove the corrected Construction Documents within 5 additional days from receipt of the corrected Construction Documents. Tenant shall submit further corrected Construction Documents, if necessary, within 5 additional days from receipt of Landlord's disapproval notice. Such 5 day periods for review and correction shall be repeated until Construction Documents satisfactory to Landlord are completed. Upon Landlord's approval, the Construction Documents shall become the "Approved Construction Documents".

      (d) Approval Standard. Except as otherwise provided in this Agreement, with respect to any and all provisions in this Agreement which provide for or require Landlord's consent or approval, Landlord shall not unreasonably withhold, delay or condition such approval; provided, however, among the factors that Landlord may consider in determining whether to grant or withhold its consent under this Agreement are, without limitation, the effect that the requested Construction Documents or modifications or additions to the Construction Documents, any proposed contractor or subcontractor, or other matter with respect to which Landlord's consent is requested would have on (i) the structural integrity of the Project or the Property, (ii) the aesthetic appearance of the Project or the Property, (iii) the safety of persons and property within the Project, and (iv) the compliance of the Project and the Property with applicable law.

      (e) Landlord's Liability. Tenant acknowledges that Landlord is not an architect or engineer. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with applicable law, be free from errors or omissions, or result in construction of a safe place of habitation, nor that the Work will be free from defects or unsafe conditions, and Landlord will have no liability therefor.

2. Pricing, Bids, and Construction Contract.

      (a) Proposed Contractors. Following receipt of the Approved Construction Documents, Tenant will promptly price the construction of the Work in accordance with the Approved Construction Documents and furnish to Landlord written notice of the names of the general contractor, subcontractors, and suppliers Tenant proposes to use for executing the Work.

      (b) Tenant's Contractors. "Tenant's Contractor" shall mean a fully qualified and properly licensed contractor selected by Tenant, identified in Tenant's written price estimates, and approved in writing by Landlord to act as the general contractor responsible for construction of the Work. "Tenant's Subcontractors" shall mean Tenant's architect, engineers, employees, agents, subcontractors and suppliers selected by Tenant or Tenant's Contractor, identified in Tenant's written price estimates, and approved in writing by Landlord to contribute to the construction of the Work.

      (c) Tenant's Construction Contract. Prior to commencing work, Tenant or Tenant's Contractor shall provide Landlord with a copy of the original contract(s) under which the Work will be performed (the "Construction Contract"). Landlord reserves the right to condition commencement of the portion of the Work covered by the Construction Contract upon execution of an amendment to the Construction Contract to correct provisions that in Landlord's commercially reasonable judgment pose an unreasonable threat to Landlord, the Building, or the Project, although Landlord shall have no liability for review or failure to review the Construction Contract.

      (d) Change Orders. All change orders that affect the structural integrity of the Project that involve more than $1,000.00 in costs must be approved in advance in writing by Landlord.

      (e) Delay Caused By Landlord. In the event Landlord unreasonably causes a delay in the completion of the Work by unreasonably withholding its consent or approval of any matter to be approved by Landlord as provided herein (subject to Paragraph 1(c) above), including, but not limited to, the Construction Contract, Construction Documents, Construction Schedule, Tenant's Contractor, Tenant's Subcontractors or Application for Payment, then, as Tenant's sole and exclusive remedy, the due date for the first payment of Base Rent applicable to the Expansion Property shall be extended for the period of such delay.

3. Landlord's Contributions.

      (a) Construction Allowance. Landlord will reimburse Tenant a sum not to exceed $400,000.00 (the "Construction Allowance"), for the cost of constructing the Work in accordance with this Construction Agreement. The cost of all space planning, design, consulting or review services and construction drawings shall be included in the cost of the Work and may be paid out of the Construction Allowance. Tenant represents and warrants to Landlord that the Construction Allowance shall be used exclusively (subject to the provisions of this Paragraph
3) for permanent improvements to the Property which improvements shall become the property of Landlord immediately upon installation and which improvements shall not be removed from the Property after installation.

      (b) Payment of Construction Allowance. Based upon the applications for payment (individually, an "Application for Payment") submitted to Landlord by Tenant, Landlord will make progress payments to Tenant on account of the Construction Allowance as set out below; provided, however, Tenant may not make more than three (3) Applications for Payment prior to the final Application for Payment, and each such interim Applications for Payment must relate to constructed Work exceeding $100,000.00 in the aggregate.

            (i) Application for Payment. Tenant will submit a fully completed and executed Application for Payment in form satisfactory to Landlord. Each Application for Payment shall be for the aggregate cost of the Work constructed during the preceding period less 10% security retainage (described in Paragraph 3(b)(vi) below) until the final Application for Payment as set forth below. The costs and expenses for which reimbursement is requested shall be segregated and detailed within a schedule attached to each Application for Payment.

            (ii) Certification of Applications for Payment. Each Application for Payment shall be certified to be true and accurate by Tenant and Tenant's Contractor as to the matters contained within it.

            (iii) Releases and Supporting Documents. Attached to and as a part of each Application for Payment, Tenant shall furnish the following to Landlord:
(a) a duly executed partial release of lien rights in form satisfactory to Landlord ("Partial Release"), current through the date of the Application for Payment from Tenant's Contractor and each person entitled to a lien under applicable law by virtue of contributing to the Work, including, without limitation, Tenant's architect(s), engineer(s) or consultant(s) and Tenant's Contractor's subcontractor(s), supplier(s) or materialmen, and (b) copies of all invoices and other documentation supporting all amounts for which reimbursement is requested in the Application for Payment, as referred to in the schedule of costs and expenses attached to the Application for Payment.

            (iv) Liens. Any payment due to Tenant's Contractor hereunder shall be reduced by an amount of up to 200% of the amount of any mechanics' or materialmen's lien or affidavit claiming a lien arising from or related to the construction of the Work until such lien or affidavit is removed of record or Tenant furnishes a surety bond satisfactory to Landlord to indemnify Landlord, its successors and assigns, against any such mechanics' or materialmen's lien.

            (v) Payment of Applications for Payment. Within 30 days after Tenant's submission of an Application for Payment to Landlord as required in this Agreement, Landlord shall make payment to Tenant of the amount requested in the Application for Payment; provided, however, Landlord shall be entitled to make such exceptions as Landlord may reasonably deem appropriate with respect to those items set forth in the Application for Payment which are incomplete, insufficiently described or not supported by partial lien waivers and supporting invoices or other documentation as required above. In addition, Landlord may withhold payment under any Application for Payment to the extent that (A) the quotient obtained by dividing
(1) the sum of such payment, all prior payments made to Contractor, and retainage withheld by Owner with respect to prior Applications for Payment, by
(2) the total Construction Allowance, would exceed (B) the percentage of the Work completed through the date of the Application for Payment. If Landlord makes any exceptions to an Application for Payment, Landlord shall provide Tenant with a written explanation of the exception(s) within ten (10) days following Landlord's receipt of Tenant's Application for Payment. Landlord shall then make payment to Tenant of the amount requested in the Application for Payment within ten (10) days following Landlord's receipt of Tenant's corrected Application for Payment.

            (vi) Security for Completion. Ten percent (10%) of the amount approved under each application for Payment shall be withheld by Landlord until payment is made by Landlord under the final Application for Payment as provided below. Tenant acknowledges that this is not retainage under the mechanic's lien statute. Tenant is not acting as a contractor or an agent for Landlord.

            (vii) Payment of Final Application for Payment. Landlord shall not be obligated to make any payment under the final Application for Payment until the last to occur of (a) Landlord's receipt from Tenant of the architect's certificate of substantial completion described in Paragraph 4(n) below, (b) Landlord's receipt of final invoices marked paid or other evidence reasonably satisfactory to Landlord confirming the total amount expended by Tenant for the Work, (c) Landlord's approval of the Work as having been completed in accordance with the Approved Construction Documents, which approval shall not be unreasonably withheld, (d) Landlord's receipt of a final lien waiver in form satisfactory to Landlord, covering the release of all mechanics' and materialmen's liens or potential mechanic's and materialmen's liens that could arise from the construction of the Work from Tenant's Contractor and each person entitled to a lien under applicable law by virtue of contributing to the Work,
(e) an affidavit from Tenant and Tenant's Contractor that such final lien waiver includes and covers all materials and services for which a lien could be filed, provided that Tenant may, if any subcontractor or supplier refuses to furnish a release in full, furnish a surety bond satisfactory to Landlord to indemnify Landlord, its successors and assigns, against any mechanics' or materialmen's lien, (f) Landlord's receipt of final as-built plans and specifications in a form satisfactory to Landlord and certified by Tenant's architect or engineer as accurately and completely depicting the Property as the completed Work, together with all written warranties and guaranties and all operating and maintenance manuals related to the Work, and (g) 35 days have elapsed from the last day of the month in which the Work is completed including "punch-list" items, and no affidavit as required by applicable law has been filed against the Property (or Tenant's interest therein), the Building, or the Project, or notice of a claim has been delivered to Tenant or Landlord, as a result of the Work, provided that Tenant may furnish a surety bond satisfactory to Landlord to indemnify Landlord, its successors and assigns, against any such claims.

            (viii) Additional Conditions for Payment. Notwithstanding any provision contained in this Agreement to the contrary, Landlord shall not be obligated to make any payment to Tenant if any one or more of the following conditions exist: (a) Tenant is in default in the performance of any of its obligations under this Agreement or an event of default exists under the Lease; or (b) any part of such payment is attributable to work which is defective or not performed in accordance with the Approved Construction Documents, as determined by Landlord; provided, however, that such payment shall be made as to the part of the requested payment attributable to work which is performed in accordance with the Approved Construction Documents and is not defective.

      (c) Unused Allowance(s). Any allowance Landlord is obligated to make available to Tenant under this Construction Agreement must be utilized for its intended purpose by April 6, 2006, or be forfeited with no further obligation on the part of Landlord.

4. Construction.

      (a) The Work. The "Work" consists of all permanent leasehold improvements described in the Approved Construction Documents.

      (b) Accomplishment of Work. Tenant shall construct, or cause to be constructed through Tenant's Contractor, all of the Work in a good and workmanlike manner, in accordance with the Approved Construction Documents, the Construction Schedule and applicable law. All Tenant Parties, including Tenant's Contractor and Tenant's Subcontractors, shall comply at all times with Landlord's Conditions for Contractors, to the extent Landlord has provided the same to Tenant prior to the date hereof. Tenant shall cause Landlord and its designated property management and construction firm(s) to be added to the list of beneficiaries of any warranties provided to Tenant in connection with construction of the Work. Except as expressly provided otherwise in this Agreement, Tenant shall have complete responsibility for all aspects of the construction of the Work and the proper and timely completion of the Work in accordance with this Agreement. Tenant shall cause all of the Work to be substantially completed as expeditiously as reasonably possible in accordance with the Approved Construction Documents, including the Construction Schedule.

      (c) Contractor and Subcontractor Insurance. Tenant shall require its contractors and subcontractors to obtain and maintain, and provide certificates of, all insurance required pursuant to the Lease, and in the manner required by the Lease, in the performance of their respective work including, but not limited to, Worker's Compensation Insurance as required by applicable law.

      (d) Bonds. At the request of Landlord, all of the Work shall be covered by payment and performance bonds issued by a surety reasonably acceptable to Landlord, and Tenant shall take such action as necessary to perfect Landlord's interest in the bonds including filing such bonds of record prior to the commencement of the Work, unless Landlord shall agree to the contrary in writing.

      (e) Building Permits. Tenant shall, at its expense, obtain (and furnish a copy to Landlord) all permits and approvals from all appropriate governmental authorities prior to commencing construction of that portion of the Work then to be constructed. Tenant's failure to do so shall not cause a delay of any applicable rental commencement dates.

      (f) Construction Rules. Access to the Project, Building, and Property during construction of the Work is conditioned upon compliance with Landlord's Construction Rules, to the extent Landlord has provided the same to Tenant prior to the date hereof.

      (g) Satisfactory Performance. Tenant shall assume responsibility for the satisfactory performance of all work by Tenant's Contractor and Tenant's Subcontractors including, without limitation, (i) the completion of any such work which is prerequisite to occupancy according to the Construction Schedule,
(ii) the acceptability to Tenant and Landlord of the workmanship of Tenant's Contractor and Subcontractors, (iii) all necessary cooperation and coordination by Tenant's Contractor and Tenant's Subcontractors with the Landlord so as to cause no interference with the business of other tenants in the Project, if any, and (iv) for release of all liens arising from any work done by Tenant's Contractor or Subcontractors. Failure to comply with the terms of this Agreement shall be considered an event of default under the Lease.

      (h) Misconduct by Contractors. If at any time the entry or performance by Tenant's Contractor or Tenant's Subcontractors shall materially interfere with other tenants or violate the terms of this Agreement or the Lease, which violation is not cured within five (5) days following written notice from Landlord, Landlord may withdraw the license granted in this Agreement to use Tenant's Contractor or Tenant's Subcontractors, as the case may be, and exclude such Tenant's Contractor or Tenant's Subcontractor from the Project upon 24 hours written notice to Tenant (except in an emergency in which case no notice shall be required).

      (i) Liabilities Arising from Construction; Indemnity. Except as caused by Landlord's sole negligence, Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's installations during construction of the Work, the same being solely at Tenant's risk. Except as caused by Landlord's sole negligence, Tenant shall indemnify and forever hold harmless Landlord against any and all claims arising out of the performance of any work by Tenant's Contractor and Tenant's Subcontractors or from Tenant's failure to comply with the terms of this Agreement. While in or upon the Property and the Project for the purposes of performing work, Tenant and Tenant's Contractor shall comply with all terms and provisions of the Lease, which shall govern the relationship of the parties except as expressly provided otherwise in this Agreement.

      (j) Base Building Construction. Notwithstanding any other provision in this Agreement, Landlord or its contractors will, at Tenant's expense, undertake all work appertaining to those aspects of the Work which require roof penetrations, drilling or cutting into the load bearing walls, exterior walls or other structural support of the Building or modifications to any base Building operating systems or any other structural components of the Building. Landlord shall have the right to designate, in Landlord's sole and absolute discretion, the contractor or subcontractors performing such work.

      (k) Utilities Used in Construction. Notwithstanding any other provision in the Lease to the contrary, all charges for utilities consumed in the Property by Tenant or Tenant's Contractor and Tenant's Subcontractors during and in connection with the construction and installation of the Work, including electricity, water and sewer, shall be paid by Tenant.

      (l) Maintenance of Property. Tenant shall require its contractors and subcontractors to remove and dispose of all debris and rubbish caused by their work on a daily basis in order to keep the job site in a neat, safe and orderly condition and, upon completion of the Work, to remove all temporary structures, debris and rubbish of whatever kind remaining on or about the Property.

                          LIST OF PROPOSED CONTRACTORS

HARDISON/DOWNEY CONSTRUCTION, INC.
6150 North 16th Street, Suite A
Phoenix, Arizona 85016-1705

Contact: Michael J. Mongelli
         Vice President of Construction

Phone:   602.861.0044
FAX:     602.366.1304

email: mmongelli@hardisondowney.com

JOHNSON CARLIER
738 South 52nd Street
Tempe, Arizona 85281-7211

Contact: Richard O. Heiny
         Vice President of Operations

Phone:   602.275.2222
FAX:     480.921.9255

email: dickh@johnsoncarlier.com

THE WEITZ COMPANY
5555 East Van Buren Street, Suite 155
Phoenix, Arizona 85008-3709

Contact: Paul Schoeffler
         Senior Preconstruction Manager

Phone:   602.302.7576
FAX:     602.273.6622

email: paul.schoeffler@weitz.com